CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 2, 1997, relating to the combined financial statements of Holt's Cigar Holdings, Inc. and Affiliates, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
September 22, 1997